UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 28, 2010 (December 21, 2010)

Vanguard Natural Resources, LLC
(Exact name of registrant as specified in its charter)

DELAWARE	001-33756	61-1521161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5847 San Felipe, Suite 3000
Houston, Texas 77057
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (832) 327-2255

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities.

As previously announced,  Vanguard Natural Resources, LLC (the “Company”) and its wholly-owned subsidiary Vanguard Natural Gas, LLC (“VNG”) have entered into a Purchase Agreement, dated November 16, 2010 (the “Purchase Agreement”), with Denbury Resources Inc., Encore Partners GP Holdings LLC, Encore Partners LP Holdings LLC and Encore Operating, L.P. (collectively, the “Selling Parties”) pursuant to which VNG will acquire of all of the member  interests in Encore Energy Partners GP LLC, the general partner of Encore Energy Partners LP (“ENP”) and 20,924,055 common units representing limited partnership interests in ENP for aggregate consideration of $380.0 million (the “Acquisition”).

On December 21, 2010, VNG notified the Selling Parties that it will exercise its right to pay $80.0 million of the purchase price for the Acquisition through the Company’s issuance of 3,137,255 common units representing limited liability company interests in the Company (“Company Units”) at a price of $25.50 per Company Unit (the “Optional Equity Consideration”).  The Optional Equity Consideration will be issued to a Selling Party or Selling Parties designated by the Selling Parties prior to completion of the Acquisition.  The Acquisition and issuance of the Option Equity Consideration are currently expected to be completed on December 31, 2010, subject to the satisfaction of customary closing conditions.

The issuance of the Optional Equity Consideration to the designated Selling Party or Selling Parties will be an unregistered sale of equity securities made in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANGUARD NATURAL RESOURCES, LLC

By:              /s/ Scott W. Smith
Name:         Scott W. Smith
Title:           President and Chief Executive Officer
December 28, 2010